Exhibit 99.2

FOR IMMEDIATE RELEASE

QUOVADX MEDIA CONTACT
Andrea Lashnits
720-554-1246
andrea.lashnits@quovadx.com

QUOVADX DIVESTS MANAGED CARE SYSTEM ASSETS AND
ALBUQUERQUE OPERATIONS CENTER TO ROYAL HEALTH CARE

Englewood, CO – January 3, 2005 – Quovadx, Inc. (Nasdaq: QVDX), a global software and vertical solutions company, today announced that Royal Health Care Data Center, LLC, a subsidiary of Royal Health Care, LLC (Royal), a management services organization (MSO) serving New York healthcare organizations, has purchased the Managed Care Transaction Manager (MCTM) system and its related assets from Quovadx for $1.9 million in cash. In addition to acquiring the source code to the MCTM system, other assets included in the sale consisted of the hardware in the Albuquerque, New Mexico data center, assumption of the facility lease, the hiring of 11 Quovadx employees and the assignment of customer agreements related to the MCTM system and hosting operation. The transfer of ownership took effect December 31, 2004.

In separate agreements executed concurrently with the sale of these assets, Royal signed software license and maintenance agreements for the QDX™ Utilization Management (UM) and QDX™ Case Management (CM) systems, which it will operate in the Albuquerque, NM facility on behalf of its MSO business. Quovadx will recognize software license fees of $300,000 for the perpetual software license of these applications in the fourth quarter of 2004.

“The sale of these assets is in line with our strategy to focus Quovadx resources on our core integration and analytic solutions in established market segments where we have a critical mass of customers and prospects for significant growth,” said Harvey A. Wagner, president and chief executive officer, Quovadx. “The line of business we sold to Royal Health Care represents a niche area of the healthcare payer segment. Although it has provided a vital business solution for a handful of our customers and approximately $5 million per year in recurring revenues to Quovadx, it has historically generated single digit operating margins and does not represent an area of strategic growth for our future. Since we were able to ensure continued support to our existing customers by a high quality organization with a commitment to success, it made sense for us to divest the operation to Royal at this time.”

Royal Health Care has been using the MCTM, UM and CM systems under an application service provider agreement with Quovadx since March, 2002. During this time, Royal has conducted medical management on behalf of its clients’ member populations and increased auto-adjudication rates in claims processing. Additionally, the company has used the systems to manage enrollment, provider payments and fee schedules and to handle the complexities of premium billing to government agencies and members.

“Royal Health Care clearly has a strategic interest in the managed care system business, and as a customer of this business ourselves, we have a strong commitment to the ongoing support and enhancement of the Managed Care Transaction Manager solution,” said Steven J. Bory, president and chief executive officer, Royal Health Care. “We firmly believe that by assuming the managed care system assets from Quovadx, as well as the existing customer contracts and the knowledgeable support staff dedicated to this area, we will achieve a decisive strategic advantage in owning and operating the facility under which much of our mission critical software and IT systems reside.”

Under the terms of additional service agreements between the parties, Royal will receive support from Quovadx for facilities and telecommunications management, and co-location services for disaster recovery, leveraging the Quovadx national telecommunications infrastructure and data center facility in Philadelphia, PA. Royal will provide Quovadx with hosting services for the Quovadx corporate Web infrastructure and select development environments, as well as co-location services for the QDX™ Cash Accelerator product and additional Quovadx servers that will continue to reside in Albuquerque.

About Quovadx, Inc.
Quovadx, Inc. (Nasdaq: QVDX), a global software and services firm based in Englewood, Colorado, has helped more than 20,000 enterprise customers worldwide develop, extend and integrate applications based on open standards. Quovadx is comprised of three divisions, the Rogue Wave Software division, which provides reusable software components and services that facilitate application development, the Integration Solutions division, which offers vertically specific solutions to improve processes and leverage existing technology systems and the CareScience division, which provides care management services and analytical solutions to hospitals and health systems and is a pioneer in community-wide clinical data exchange. Quovadx serves companies in healthcare, financial services, telecommunications and the public sector. Quovadx operates internationally with more than 450 employees. For more information, please visit http://www.quovadx.com.

About Royal Health Care, LLC
Royal Health Care, LLC is a management services organization that provides claims processing, member services, marketing and other administrative services for New York based health plans operating in the government program market. The company has helped to create success stories for its clients who have outsourced back-office administration and medical management services to Royal Health Care in order to focus on their core business objectives and take advantage of economies of scale. For more information, please visit http://www.royalhc.com.

QUOVADX and QDX are trademarks of Quovadx, Inc. All other company and product names mentioned may be trademarks of the companies with which they are associated.

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